Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Impinj, Inc. of our report dated March 11, 2016, except for the effects of the reverse stock split described in Note 2, as to which the date is July 8, 2016, and except for the effects of the revision discussed in Note 2, as to which the date is November 16, 2016, relating to the consolidated financial statements, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington
November 16, 2016